EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Isolagen, Inc.
Exton, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-108769) and Form S-8 (No. 333-108219) of Isolagen, Inc. of our report dated March 14, 2005, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Houston, Texas

March 15, 2005